As filed with the Securities and Exchange Commission on August 29, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Signing Day Sports, Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-2792157
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8355 East Hartford Rd., Suite 100

Scottsdale, AZ 85255

(480) 220-6814

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel Nelson, Chief Executive Officer

8355 East Hartford Rd., Suite 100

Scottsdale, AZ 85255

(480) 220-6814

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888

Approximate date of commencement of proposed sale to the public: As soon as practicable after the date this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED AUGUST 29, 2025

PROSPECTUS

Up to 1,297,322 Shares of Common Stock

Signing Day Sports, Inc.

This prospectus relates to the offer and sale from time to time by Helena Global Investment Opportunities 1 Ltd., a Cayman Islands company (the “Selling Stockholder”), of up to 1,297,322 shares of common stock (“common stock”) of Signing Day Sports, Inc., a Delaware corporation (“we,” “us,” “our,” the “Company,” or “Signing Day Sports”), that have been or that may be issued by us to the Selling Stockholder pursuant to that certain Purchase Agreement (the “Purchase Agreement”), dated as of July 21, 2025, by and between the Company and the Selling Stockholder, without regard to any applicable limitations or restrictions. Such shares of common stock include (i) up to 1,247,322 shares of common stock that we may elect to sell to the Selling Stockholder, in our sole discretion, from time to time during the term of the Purchase Agreement and upon the terms and subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement, and (ii) 50,000 shares of common stock that we issued to the Selling Stockholder as consideration for its commitment to purchase shares of common stock pursuant to the Purchase Agreement (“Commitment Fee Shares”).

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of common stock by the Selling Stockholder. However, we may receive up to $10,000,000 aggregate gross proceeds under the Purchase Agreement from sales of shares of common stock that we may elect to make to the Selling Stockholder pursuant to the Purchase Agreement. See “The Purchase Agreement” for a description of the Purchase Agreement and “Selling Stockholder” for additional information regarding the Selling Stockholder.

The Selling Stockholder may sell or otherwise dispose of its shares of common stock in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholder may sell or otherwise dispose of shares of common stock pursuant to this prospectus. The Selling Stockholder may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

We will pay the expenses of registering the resale of the shares of common stock offered by this prospectus, but all selling and other expenses incurred by the Selling Stockholder will be paid by the Selling Stockholder. The Selling Stockholder may sell the shares of common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution”. The prices at which the Selling Stockholder may sell shares will be determined by the prevailing market price for the common stock or in negotiated transactions.

Our shares of common stock are listed on the NYSE American LLC (“NYSE American”) under the symbol “SGN”. On August 28, 2025, the last reported sale price of our common stock on the NYSE American was $1.62 per share.

Unless otherwise noted, the share and per share information in this prospectus have been adjusted to give effect to the one-for-five (1-for-5) reverse stock split of the outstanding common stock which became effective on April 14, 2023 (the “April 2023 Reverse Stock Split”) and the one-for-forty-eight (1-for-48) reverse stock split of the outstanding common stock which became effective on November 16, 2024 (the “November 2024 Reverse Stock Split”).

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, under applicable U.S. federal securities laws, and are eligible for reduced public company reporting requirements. See “Risk Factors – Risks Related to Signing Day Sports Common Stock and Securities Convertible into Signing Day Sports Common Stock – We are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our stockholders could receive less information than they might expect to receive from more mature public companies.” in Exhibit 99.1 to the Current Report on Form 8-K/A that was filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 29, 2025 (the “August 2025 Current Report”), which is incorporated by reference into this prospectus.

Investing in our securities is highly speculative and involves a high degree of risk.  See “Risk Factors” beginning on page 5 of this prospectus, in any applicable prospectus supplement and as described in certain of the documents we may incorporate by reference herein, for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state or provincial securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities described in this prospectus for resale by the Selling Stockholder who may, from time to time, sell the securities described in this prospectus.

We may file one or more prospectus supplements, or, if appropriate, post-effective amendments, to accompany this prospectus to add, update or change information contained in this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement or post-effective amendment, if any, you should rely on the information in the accompanying prospectus supplement or post-effective amendment. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to the offering. You should read both this prospectus and the accompanying prospectus supplement or post-effective amendment, if any, and any free writing prospectus together with the additional information described under “Where You Can Find More Information; Documents Incorporated by Reference”. You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” herein, and the accompanying prospectus supplement or post-effective amendment, if any, and any related free writing prospectus, and under similar headings in any other documents that are incorporated by reference into this prospectus, and the accompanying prospectus supplement or post-effective amendment, if any, and any related free writing prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information; Documents Incorporated by Reference”.

You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement or post-effective amendment or free-writing prospectus we may authorize to be delivered or made available to you. Neither we nor the Selling Stockholder have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus and any free writing prospectus we have prepared. We and the Selling Stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Offers to sell, and solicitations of offers to buy, shares of our common stock are being made only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing in this prospectus and in the documents we file with the SEC that are incorporated by reference into this prospectus.

For investors outside of the United States: Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

In this prospectus, unless the context indicates otherwise, “we,” “us,” “our,” “Signing Day Sports,” “the Company,” “our company” and similar references refer to the operations of Signing Day Sports, Inc., a Delaware corporation.

Trademarks, Trade Names and Service Marks

We use various trademarks, trade names and service marks in our business. For convenience, we may not include the “℠”, “®” or “™” status symbols for these marks, but such omission is not meant to indicate that we would not protect our intellectual property rights to the fullest extent allowed by law. Any other trademarks, trade names or service marks referred to in this prospectus are the property of their respective owners.

Industry and Market Data

We are responsible for the information contained in or incorporated by reference into this prospectus. This prospectus includes or incorporates by reference industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry or internal company surveys. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on historical market data, and there is no assurance that any of the forecasts or projected amounts will be achieved. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. The market and industry data used in or incorporated by reference into this prospectus involve risks and uncertainties that are subject to change based on various factors, including those discussed in or incorporated by reference into the section titled “Risk Factors”, any applicable prospectus supplement, and the documents incorporated by reference herein. These and other factors could cause results to differ materially from those expressed in, or implied by, the estimates made by independent parties and by us. Furthermore, we cannot assure you that a third party using different methods to assemble, analyze or compute industry and market data would obtain the same results.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus and any applicable prospectus supplement and the other documents incorporated by reference into this prospectus. You should carefully read the entire prospectus and the other documents incorporated by reference into this prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, any applicable prospectus supplement, and documents referred to in “Where You Can Find More Information; Documents Incorporated by Reference”, before making an investment decision. Some of the statements in this prospectus and the other documents incorporated by reference into this prospectus are forward-looking statements. See the section titled “Cautionary Note Regarding Forward-Looking Statements”.

Unless otherwise noted, the share and per share information in this prospectus reflects the April 2023 Reverse Stock Split and the November 2024 Reverse Stock Split as if each had occurred at the beginning of the earliest period presented.

Our Company

Overview

We are a technology company developing and operating a platform to give significantly more student-athletes the opportunity to go to college and continue playing sports. Our platform, Signing Day Sports, is a digital ecosystem to help student-athletes get discovered and recruited by coaches and recruiters across the country. We fully support football, baseball, softball, and men’s and women’s soccer. Each sport is led by former professional athletes and coaches who know what it takes to get to the big leagues.

Signing Day Sports launched in 2019. During the first six months of 2025, 3,501 aspiring high school athletes and groups throughout the United States subscribed to the Signing Day Sports platform. Colleges in the National Collegiate Athletic Association (NCAA) Division I, Division II, and Division III, and the National Association of Intercollegiate Athletics (NAIA), have utilized our platform for recruitment purposes.

We founded Signing Day Sports to reinvent the high school and college sports recruiting process for the digital era. When we started the Company, recruiting was still being done largely as it had been done since before the mass availability of Internet-connected devices and was still limited by that model. We believe that we identified the flaws in the recruiting process and the unique opportunity it presented for us to become a solution provider in the industry. We developed and operated our platform with the objective of optimizing and enhancing the sports recruitment process across all sizes of colleges and athletic departments.

Our ability to leverage modern technologies to bring coaches and student-athletes together in a mutually beneficial ecosystem has shown significant benefits for both sides of the student-athlete recruitment process. Parents and student-athletes can use the platform to understand and provide what recruiters want to see, seek and gain offers of better athletic scholarships or other financial aid packages, and maximize the potential of a student-athlete’s career. Recruiters can use our comprehensive recruitment application to obtain video verification of key attribute data and narrow down their search with a highly optimized search engine and student-athlete screening process.

In short, we offer a comprehensive solution that services the needs of all participants in the sports recruitment process. Our goal is to change the way sports recruitment is done for the betterment of everyone.

Our Historical Performance

The Company’s management has expressed substantial doubt as to the Company’s ability to continue as a going concern. We have incurred losses for each period from our inception and have accumulated a significant deficit. For the six months ended June 30, 2025 and 2024, our net loss was approximately $2.2 million and approximately $3.8 million, respectively, and our net cash used in operating activities was approximately $3.7 million and approximately $3.0 million, respectively. For the fiscal years ended December 31, 2024 and 2023, our net loss was approximately $8.7 million and approximately $5.5 million, respectively, and our cash used in operating activities was approximately $3.1 million and approximately $4.8 million, respectively. As of June 30, 2025 and December 31, 2024, we had an accumulated deficit of approximately $27.9 million and approximately $25.7 million, respectively. As of June 30, 2025, we had total current liabilities of approximately $1.1 million, compared to approximately $0.7 million in cash and cash equivalents.

As a result of our critical financial condition, we are actively seeking multiple means to raise funds, primarily to pay off existing indebtedness and accounts payable to avoid loan defaults, lawsuits, bankruptcy, and liquidation, rather than for growth or expansion. If we are successful in these regards, we believe that we will be able to fund our planned operations and growth until June 30, 2026 and for at least 12 months beyond that period in order to transition to profitable operations and finance operations primarily from profits. Such acquisition and funding, if obtained, is expected to mitigate the factors which raise substantial doubt about the Company’s ability to continue as a going concern. However, there can be no assurance that the Company will be successful in these regards, or that its financial resources will be sufficient to remain in operation or that necessary financing will be available on satisfactory terms, if at all. The Company may be forced to significantly reduce its spending, delay or cancel its planned activities, sell off substantial assets, or substantially change its business plans or corporate or capital structure. There can also be no assurance that the Company will ever succeed in generating sufficient revenues to continue its operations as a going concern. For further discussion, see “Risk Factors - Risks Related to Signing Day Sports – We will need to obtain additional funding to continue operations. If we fail to obtain the necessary financing or fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations and be forced to significantly delay, scale back or discontinue our operations or explore other strategies.” in Exhibit 99.1 to the August 2025 Current Report.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

●	present three years, and may instead present only two years, of audited financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this report;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	comply with certain greenhouse gas emissions disclosure and related third-party assurance requirements;

●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1,235,000,000, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions and accommodations available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including as to: (i) the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (ii) scaled executive compensation disclosures; (iii) presenting three years of audited financial statements; and (iv) compliance with certain greenhouse gas emissions disclosure and related third-party assurance requirements.

Corporate Information

Our principal executive offices are located at 8355 East Hartford Rd., Suite 100, Scottsdale, AZ 85255 and our telephone number is (480) 220-6814. We maintain a website at https://www.signingdaysports.com. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

Retrospective Presentation of April 2023 Reverse Stock Split and November 2024 Reverse Stock Split

Except as otherwise indicated, all references to our common stock, share data, per share data and related information has been adjusted for the April 2023 Reverse Stock Split and November 2024 Reverse Stock Split as if each had occurred at the beginning of the earliest period presented.

The Offering

Common stock offered by the Selling Stockholder:

Up to 1,297,322 shares of common stock, consisting of:

●     up to 1,247,322 shares of common stock that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, in our sole discretion, from time to time during the term of the Purchase Agreement and upon the terms and subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement, without regard to any applicable limitations or restrictions; and

●   50,000 Commitment Fee Shares that we issued to the Selling Stockholder as consideration for its commitment to purchase shares of common stock at our election under the Purchase Agreement.

Selling Stockholder	Helena Global Investment Opportunities 1 Ltd.

Shares of common stock outstanding (as of August 29, 2025)	3,947,781

Shares of common stock outstanding after giving effect to the issuance of the shares registered hereunder	5,195,103

Use of Proceeds:	We will not receive any proceeds from the sales of outstanding common stock by the Selling Stockholder. We have not received, and will not receive, any cash proceeds from the issuance of the Commitment Fee Shares. We may receive up to $10,000,000 in aggregate gross proceeds under the Purchase Agreement from sales of shares of common stock that we may elect to issue and sell to the Selling Stockholder, in our sole discretion, from time to time during the term of the Purchase Agreement and upon the terms and subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement. See “Use of Proceeds” on page 14 of this prospectus.

Risk Factors:	Investing in our common stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 5 of this prospectus, and in the “Risk Factors” section in any applicable prospectus supplement and any document incorporated by reference herein, before deciding to invest in our common stock.

Trading market and symbol:	Our common stock is listed on the NYSE American under the symbol “SGN”.

(1)	The number of shares of common stock outstanding is based on 3,947,781 shares of common stock outstanding as of August 29, 2025, and excludes the following securities as of such date:

●	20,306 shares of common stock issuable upon the exercise of warrants;

●	6,024 shares of common stock issuable upon the exercise of stock options; and

●	413 shares of common stock reserved for issuance under the Signing Day Sports, Inc. Amended and Restated 2022 Equity Incentive Plan exclusive of shares of common stock issuable upon the exercise of stock options or subject to vesting requirements under restricted stock award agreements.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, the applicable prospectus supplement, and the information set forth in Exhibit 99.1 to the August 2025 Current Report, which is incorporated herein by reference except to the extent that the risk factors stated therein are amended, restated and updated hereby, and in other filings we make with the SEC, before purchasing our common stock. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus and in the reports incorporated herein by reference, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Note Regarding Forward-Looking Statements”.

Risks Related to This Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Stockholder, or the actual gross proceeds resulting from those sales.

On July 21, 2025, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which, upon the terms and subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement, the Selling Stockholder has committed to purchase, at our direction in our sole discretion, up to an aggregate of $10,000,000 of shares of common stock, from time to time during the term of the Purchase Agreement and upon the terms and subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement. Sales of shares of common stock by the Company to the Selling Stockholder under the Purchase Agreement, if any, may occur, from time to time at our sole discretion, over the period commencing upon the date of the initial satisfaction or waiver of all conditions to the Selling Stockholder’s purchase obligations set forth in the Purchase Agreement, including that the initial registration statement we are required to file with the SEC pursuant to the Purchase Agreement, which is the registration statement of which this prospectus forms a part, is declared effective by the SEC, and ending upon the termination of the Purchase Agreement automatically in accordance with its terms or earlier under its terms.

We may ultimately decide to sell to the Selling Stockholder all, some or none of the shares that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement. Because the purchase price per share to be paid by the Selling Stockholder for shares of common stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of the common stock during the applicable period for each purchase made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares that we will sell to the Selling Stockholder under the Purchase Agreement, the purchase price per share that the Selling Stockholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the Purchase Agreement, if any.

Our ability to sell the maximum number of shares permitted to be sold under the Purchase Agreement to the Selling Stockholder may be limited by its terms and conditions.

Although the Purchase Agreement provides that we may sell up to an aggregate of $10,000,000 of shares of common stock to the Selling Stockholder, only 1,297,322 shares of common stock are being registered for resale by the Selling Stockholder under the registration statement of which this prospectus forms a part, which include both 1,247,322 shares of common stock that we may elect to sell to the Selling Stockholder, in our sole discretion, from time to time during the term of the Purchase Agreement and upon the terms and subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement, and the 50,000 Commitment Fee Shares that we issued to the Selling Stockholder as consideration for its commitment to purchase shares of common stock pursuant to the Purchase Agreement. Depending on market conditions, including the daily trading volume and market prices of the common stock, if we elect to sell to the Selling Stockholder only the 1,247,322 shares of common stock that we may elect to sell to the Selling Stockholder, in our sole discretion, from time to time during the term of the Purchase Agreement and upon the terms and subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement, that are registered for resale by the registration statement of which this prospectus forms a part, the actual gross proceeds from the sale of all such shares may be substantially less than the $10,000,000 available to us under the Purchase Agreement. Additional sales beyond such 1,247,322 shares of common stock under the Purchase Agreement may require us to file one or more additional registration statements, and such registration statements would be required to be declared effective by the SEC.

Moreover, we may also not issue or sell any shares of common stock to the Selling Stockholder under the Purchase Agreement under any of the following other restrictions: (1) when aggregated with all other shares of common stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act, and Rule 13d-3 promulgated thereunder), such sale and issuance would result in the Selling Stockholder beneficially owning more than the 4.99% of the then issued and outstanding shares of common stock; or (2) the purchase and sale of an aggregate number of shares of common stock that would exceed 19.99% of the outstanding shares of common stock as of the date of the Purchase Agreement, or 779,166 shares of common stock, inclusive of the 50,000 Commitment Fee Shares, except if the Company obtains the requisite stockholder approval for issuances in excess of such amount.

These requirements and limitations could materially adversely affect the ability of the Company to generate gross proceeds provided for under the Purchase Agreement.

The sale and issuance of shares of common stock to the Selling Stockholder may cause dilution to our existing stockholders, and the sale of the shares of common stock acquired by the Selling Stockholder, or the perception that such sales may occur, could cause the price of our shares of common stock to fall.

The purchase price for the shares of common stock that we have sold or may sell to the Selling Stockholder under the Purchase Agreement will fluctuate based on the price of our shares of common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our shares of common stock to fall.

If and when we elect to sell shares of common stock to the Selling Stockholder pursuant to the Purchase Agreement and after the Selling Stockholder has acquired such shares, the Selling Stockholder may also resell all, some or none of the shares at any time or from time to time in its discretion and at different prices. Therefore, sales by the Selling Stockholder of the Commitment Fee Shares and sales to the Selling Stockholder by us of the shares available for resale by the Selling Stockholder could result in substantial dilution to the interests of other holders of our shares of common stock. Additionally, the sale of a substantial number of shares of common stock to the Selling Stockholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. The Selling Stockholder may sell the shares being offered by means of this prospectus at different times and at different prices.

The Selling Stockholder will pay less than the then-prevailing market price for the common stock, which could cause the price of the common stock to decline.

The purchase price of the common stock sold to the Selling Stockholder under the Purchase Agreement will be based on either a 2% discount or 5% discount from the applicable VWAP (as defined in the Purchase Agreement). As a result of the pricing structure, the Selling Stockholder may sell the common stock it receives immediately after receipt of such shares, which could cause the price of our common stock to decline.

Our management team will have broad discretion over the use of the net proceeds from our sale of common stock to the Selling Stockholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to the Selling Stockholder, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, investors will be relying on the judgment of our management team with regard to the use of those net proceeds, and investors will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any prospectus supplement or documents incorporated by reference herein or therein may contain, forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the section “Prospectus Summary” in this prospectus; under Part I. Item 1. “Business” and Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on April 11, 2025, as amended by Amendment No. 1 on Form 10-K/A filed on August 6, 2025; and Part 1. Financial Information. Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2025 filed with the SEC on August 12, 2025, and Exhibit 99.4 to the August 2025 Current Report, and may be contained in or incorporated by reference into our prospectus supplements or future SEC reports. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	the expected benefits of and potential value created by the Business Combination (as defined in the August 2025 Current Report) for the Signing Day Sports Stockholders (as defined in the August 2025 Current Report) and the One Blockchain Securityholders (as defined in the August 2025 Current Report);

●	likelihood of the satisfaction of certain conditions to the completion of the Business Combination and whether and when the Business Combination will be consummated;

●	the ability to obtain and/or maintain the listing of the securities of BlockchAIn (as defined in the August 2025 Current Report) on the NYSE American following the Business Combination;

●	Signing Day Sports’ ability to control and correctly estimate its operating expenses and its expenses associated with the Business Combination;

●	anticipated favorable impacts from strategic changes to Signing Day Sports’ business on Signing Day Sports’ net sales, revenues, income from continuing operations, or other results of operations;

●	Signing Day Sports’ expected ability to comply with user data privacy laws and other legal requirements;

●	anticipated legal and regulatory requirements and Signing Day Sports’ ability to comply with such requirements;

●	Signing Day Sports’ expected ability to attract and retain key personnel to manage its business effectively;

●	the price and volatility of Bitcoin and other cryptocurrencies;

●	One Blockchain’s ability to begin or complete any project that is “in the pipeline,” contracted or negotiated but not yet under active construction;

●	One Blockchain’s ability to make effective judgments regarding pricing strategy and resource allocation;

●	One Blockchain’s ability to control electricity costs;

●	the risk that one or more of One Blockchain’s customers may experience financial distress or bankruptcy, which could result in reduced revenue, uncollectible accounts receivable, or disruptions to One Blockchain’s operations;

●	regulatory changes or actions that may restrict the use of cryptocurrencies or the operation of cryptocurrency networks in a manner that may require One Blockchain’s to cease certain or all operations;

●	the risks to One Blockchain’s business of earthquakes, fires, floods, and other natural catastrophic events and interruptions by man-made issues such as strikes and terrorist attacks;

●	unexpected costs or expenses to One Blockchain’s business;

●	One Blockchain’s expectations regarding its cash runway or use of its cash; and

●	general economic and business conditions in One Blockchain’s market.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus, in Exhibit 99.1 to the August 2025 Current Report, the other documents incorporated by reference herein and under a similar heading in any applicable prospectus supplement, and the risks detailed from time to time in our future SEC reports or registration statements. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this prospectus and any applicable prospectus supplement and documents incorporated by reference herein relate only to events or information as of the date they are made. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

THE PURCHASE AGREEMENT

General

On July 21, 2025, the Company entered into the Purchase Agreement with the Selling Stockholder. Under the Purchase Agreement, the Company has the right, in its sole discretion, to direct the Selling Stockholder to purchase up to $10,000,000 million in shares of common stock, from time to time during the term of the Purchase Agreement and upon the terms and subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement.

Pursuant to the Purchase Agreement, the Company was required to file a registration statement with the SEC, which is the registration statement of which this prospectus forms a part. The registration statement was required to register the resale of common stock and any securities issued or issuable to the Selling Stockholder from time to time under the Purchase Agreement within 30 calendar days of the date of the Purchase Agreement, and to be declared effective by the SEC within 90 calendar days of the date of the Purchase Agreement. Under a Limited Waiver Agreement, dated as of August 18, 2025, between the Company and the Selling Stockholder, the Selling Stockholder waived the filing deadline of such registration statement, provided that such registration statement has been filed by September 3, 2025. The Company must also file one or more additional registration statements for the resale of the shares of securities issued to the Selling Stockholder pursuant to the Purchase Agreement if necessary.

During the term of the Purchase Agreement and upon the terms and subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement, we will control the timing and amount of any sales of our common stock to the Selling Stockholder. Actual sales of our common stock to the Selling Stockholder under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our common stock, and determinations by us as to the appropriate sources of funding for our business and operations. The net proceeds that we may receive under the Purchase Agreement, if any, cannot be determined at this time, since it will depend on the frequency and prices at which we sell shares to the Selling Stockholder, and our ability to meet the conditions of the Purchase Agreement and the other limitations, terms and conditions of the Purchase Agreement, which are summarized below. We expect that any proceeds received by us from such sales to the Selling Stockholder, if any, will be used for working capital and general corporate purposes.

The number of shares of our common stock ultimately offered for resale by the Selling Stockholder through this prospectus is dependent upon the number of shares of common stock, if any, we elect to sell to the Selling Stockholder under the Purchase Agreement. The issuance of our shares of common stock to the Selling Stockholder pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of common stock that our existing stockholders own will not decrease, the common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding common stock after any such issuance.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement and may be subject to limitations agreed upon by the contracting parties.

Purchase of Common Stock Under the Purchase Agreement

During the term of the Purchase Agreement, and upon the terms and subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement, the Company may direct the Selling Stockholder to purchase a certain portion of the maximum of $10,000,000 aggregate gross proceeds under the Purchase Agreement (an “Advance”) by delivering a notice (“Advance Notice”) to the Selling Stockholder. The Company shall, in its sole discretion, select the amount of the Advance requested by the Company in each Advance Notice. However, each requested Advance may not exceed the lesser of (i) 100% of the average of the Daily Value Traded (as defined below) of the common stock over the ten trading days immediately preceding an Advance Notice, or (ii) $5,000,000, subject to modification by the parties’ mutual prior written consent. “Daily Value Traded” is defined as the product obtained by multiplying the daily trading volume of the common stock on the NYSE American or other principal trading exchange for the common stock during regular trading hours as reported by Bloomberg L.P., by the VWAP (as defined in the Purchase Agreement) for such trading day.

If no Advance Notice is pending settlement at the time that the Company issues an Advance Notice, then the purchase price per share to be paid by the Selling Stockholder for the Advance will be 98% of the lowest daily VWAP of the common stock during the Pricing Period. The “Pricing Period” is defined as the three trading days commencing on the date of the Selling Stockholder’s receipt of the shares of common stock relating to such Advance Notice. If an Advance Notice is pending settlement at the time that the Company issues an additional Advance Notice, then the purchase price to be paid by the Selling Stockholder for the shares of common stock relating to such Advance Notice will be 95% of the VWAP of the common stock on the same trading day that the additional Advance Notice is received by the Selling Stockholder, or the next trading day in the event the Advance Notice is received after 8:30 a.m. Eastern Time subject to the mutual written consent of the Company and the Selling Stockholder. No additional Advance Notices may be issued if more than one Advance Notice is pending settlement.

Term of Purchase Agreement

The term of the Purchase Agreement began on the date of execution and will end automatically on the earlier of (i) the first day of the month following the 36-month anniversary of the date of the Purchase Agreement, or (ii) the date on which the Selling Stockholder shall have made aggregate payments for Advances equal to $10,000,000. The Purchase Agreement may be terminated sooner either by the Company upon five trading days’ prior written notice to the Selling Stockholder, provided that there are no outstanding Advance Notices and the Company has paid all amounts owed to the Selling Stockholder pursuant to the Purchase Agreement, including the Commitment Fee Shares, or by mutual written consent.

Fees

In consideration for the Selling Stockholder’s execution and delivery of the Purchase Agreement, the Company issued the 50,000 Commitment Fee Shares to the Selling Stockholder, having an aggregate value of $97,000 as of July 21, 2025, within one business day of the date of the authorization of such issuance by the NYSE American. The Commitment Fee Shares will be deemed fully earned on the date of the Purchase Agreement. In addition, the Company will be responsible for up to $25,000 of the Selling Stockholder’s customary due diligence and legal fees in connection with the Purchase Agreement.

Pursuant to a Placement Agency Agreement, dated as of July 21, 2025 (the “Placement Agency Agreement”), between the Company and Maxim Group LLC (“Maxim Group”), Maxim Group is serving as the exclusive placement agent for the Company in connection with the transactions contemplated by the Purchase Agreement. Pursuant to the Placement Agency Agreement, the Company will pay Maxim Group a cash fee equal to 3.5% of the gross proceeds received by the Company pursuant to the Purchase Agreement. In addition, the Company shall reimburse Maxim Group for all travel and other out-of-pocket expenses incurred, including the reasonable fees, costs and disbursements of its legal counsel, in an amount not to exceed an aggregate of $50,000, provided that such limit shall be $25,000 in aggregate in the event that the Placement Agency Agreement is terminated prior to consummation of the transactions contemplated by the Purchase Agreement.

Conditions to Delivery of Advance Notices

Our ability to deliver Advance Notices to the Selling Stockholder under the Purchase Agreement is subject to the satisfaction or waiver of certain conditions, all of which are entirely outside of the Selling Stockholder’s control, including the following:

●	the accuracy in all material respects of our representations and warranties included in the Purchase Agreement;

●	the effectiveness of the registration statement that includes this prospectus (and any one or more additional registration statements to be filed with the SEC that register shares of common stock that may be issued and sole by us to the Selling Stockholder under the Purchase Agreement);

●	us having obtained all required permits and qualifications for the offer and sale of all the common stock issuable pursuant to such Advance Notice;

●	no Material Outside Event (as defined in the Purchase Agreement) or Material Adverse Effect (as defined in the Purchase Agreement) has occurred or is continuing;

●	us having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by us;

●	the absence of any statute, rule, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits or directly, materially and adversely affects any of the transactions contemplated by the Purchase Agreement;

●	the common stock must be quoted for trading on the NYSE American or other principal trading exchange for the common stock; all of the shares issuable pursuant to such Advance Notice must be listed or quoted for trading on the NYSE American or other principal trading exchange for the common stock; and the Company must not have received any written notice that is then still pending threatening the continued quotation of the common stock on the NYSE American or other principal trading exchange for the common stock;

●	there must be a sufficient number of authorized but unissued and otherwise unreserved shares of common stock for the issuance of all the shares of common stock issuable pursuant to such Advance Notice;

●	the representations contained in the applicable Advance Notice must be true and correct in all material respects;

●	the completion of any prior Advances except with respect to the immediately preceding Advance Notice;

●	the absence of any breach of any of the Company’s representations or warranties in any material respect, or any covenant or other term or condition in any material respect, except in the case of a breach of a covenant which is reasonably curable, if such breach continues for a period of at least three (3) consecutive business days;

●	no proceeding against the Company pursuant to or within the meaning of any bankruptcy law has been commenced and has not been dismissed;

●	the Company is not at any time insolvent, and, pursuant to or within the meaning of any bankruptcy law does not, (i) commence a voluntary case, (ii) consent to the entry of an order for relief against it in an involuntary case, (iii) consent to the appointment of a custodian of it or for all or substantially all of its property, (iv) make a general assignment for the benefit of its creditors, or (v) is generally unable to pay its debts as the same become due;

●	a court of competent jurisdiction does not (i) enter an order or decree under any bankruptcy law that is for relief against the Company in an involuntary case, (ii) appoint a custodian of the Company for all or substantially all of its property, or (iii) order the liquidation of the Company; and

●	the common stock must have been approved by the Selling Stockholder’s prime broker or designated clearing firm for deposit to its account with the Depository Trust Company system.

No Short-Selling or Hedging by Selling Stockholder

During the term of the Purchase Agreement, neither the Selling Stockholder or any of its agents, representatives and affiliates may in any manner whatsoever enter into or effect, directly or indirectly, any (i) “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the Exchange Act) of the common stock (excluding transactions properly marked “short exempt”) or (ii) hedging transaction, which establishes a net short position with respect to the common stock during any time prior to the termination of the Purchase Agreement.

Limitations on Sales

Each Advance is subject to the following limitations: (1) The Company may not conduct a sale under the Purchase Agreement to the extent that the effect would be the purchase and sale of an aggregate number of shares of common stock that would exceed 19.99% of the outstanding shares of common stock as of the date of the Purchase Agreement, until the Company obtains the requisite stockholder approval for issuances in excess of such amount (the “Exchange Cap”); (2) no Advance may cause the aggregate number of shares of common stock beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act by the Selling Stockholder and its affiliates as a result of previous issuances and sales of shares of common stock to the Selling Stockholder under the Purchase Agreement to exceed 4.99% of the then issued and outstanding shares of common stock (the “Beneficial Ownership Limitation”); and (3) no Advance may be in excess of the number of shares of common stock covered by an effective registration statement.

Prohibitions on Variable Rate Transactions

The Purchase Agreement prohibits the Company from effecting or entering into an agreement to effect any issuance by the Company of common stock or securities entitling the holder to acquire common stock involving specified “Variable Rate Transactions” (as defined in the Purchase Agreement) during the term of the Purchase Agreement from the date of the Purchase Agreement until the earlier of (i) 12 months after the effective date of the registration statement of which this prospectus forms a part or (ii) two months after any termination of the Purchase Agreement. Such transactions include the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of the common stock after the date of issuance, or the conversion or exercise price of which is subject to being reset at some future date after the initial issuance; or the issuance of securities either at a price that is subject to being reset at some future date after the initial issuance, or that is subject to or contains any put, call, redemption, buy-back, price-reset or other similar provision or mechanism (including, without limitation, a “Black-Scholes” put or call right) that provides for the issuance of additional equity securities of the Company or the payment of cash by the Company; or our entering into any agreement, including, but not limited to, an “equity line” (that is not an Exempt Issuance (as defined in the Purchase Agreement)) or other continuous offering or similar offering of common stock and certain common stock equivalents at a future determined price. An at-the-market offering will not be deemed a Variable Rate Transaction for purposes of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Stockholders

All 1,297,322 shares of common stock registered in this offering are expected to be freely tradable. It is anticipated that common stock registered in this offering will be sold to the Selling Stockholder over a period commencing on the date that the registration statement of which this prospectus forms a part becomes effective and continuing up to the 36-month anniversary of the date of the Purchase Agreement. The sale by the Selling Stockholder of a significant number of shares of common stock registered in this offering at any given time could cause the market price of the common stock to decline and to be highly volatile. Sales of our shares of common stock to the Selling Stockholder, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell common stock to the Selling Stockholder, after the Selling Stockholder has acquired the common stock, the Selling Stockholder may resell all, some or none of such shares of common stock at any time or from time to time in its discretion. Therefore, sales to the Selling Stockholder by us under the Purchase Agreement, the resale by the Selling Stockholder of a significant amount of common stock registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of shares of common stock to decline and to be highly volatile and may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares of common stock to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of common stock or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our common stock to the Selling Stockholder and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Investors who purchase shares of common stock from the Selling Stockholder in this offering at different times will likely pay different prices for those shares; thus they may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares of common stock they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their common stock in this offering.

The total amount of shares of common stock that may be sold to the Selling Stockholder will depend upon, upon other factors, the total dollar amount of shares that we elect to direct the Selling Stockholder to purchase of up to a maximum of $10,000,000, which will be within our sole discretion, subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement, and the price per share at which we sell common stock to the Selling Stockholder. The purchase price per share to be paid by the Selling Stockholder for the shares of common stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the applicable Daily Value Traded and VWAP of the shares of common stock. Therefore, as of the date of this prospectus it is not possible for us to predict the number of the shares of common stock that we will sell to the Selling Stockholder under the Purchase Agreement, the actual purchase price per share to be paid by the Selling Stockholder for those shares, or the actual gross proceeds to be raised by us from those sales, if any.

As of [*], 2025, there were 3,947,781 shares of common stock outstanding, of which 3,891,968 shares were held by non-affiliates. If all of the shares offered for resale by the Selling Stockholder under this prospectus were outstanding as of [*], 2025, such shares would represent approximately 25.0% of the total number of shares of common stock outstanding and approximately 25.0% of the total number of outstanding shares of common stock held by non-affiliates.

If we elect to issue and sell to the Selling Stockholder pursuant to the Purchase Agreement more shares of common stock than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to an aggregate of $10,000,000 available under the Purchase Agreement, we will file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional common stock we elect to sell to the Selling Stockholder from time to time under the Purchase Agreement, and the SEC must declare such additional registration statements effective before we can sell any additional shares of common stock to the Selling Stockholder under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of common stock in addition to the 1,297,322 shares of common stock being registered for resale under this prospectus could cause additional substantial dilution to our stockholders.

The issuance of our common stock to the Selling Stockholder pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares of common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding common stock after any such issuance.

Determination of Offering Price

The following table sets forth the amount of gross proceeds we would receive from the Selling Stockholder from our sale of shares to the Selling Stockholder under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Maximum Number of Shares that May Be Sold at Assumed Average Purchase Price Per Share(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to the Selling Stockholder(2)	Gross Proceeds from the Sale of Shares to the Selling Stockholder Under the Purchase Agreement
$1.00		1,297,322	25.0%	$1,297,322
$1.25		1,297,322	25.0%	$1,621,653
$1.54	(3)	1,297,322	25.0%	$1,996,579
$1.75		1,297,322	25.0%	$2,270,314
$2.00		1,297,322	25.0%	$2,594,644
$2.25		1,297,322	25.0%	$2,918,975

(1)	Includes the 50,000 Commitment Fee Shares that we issued to the Selling Stockholder pursuant to the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to the Selling Stockholder, we are only registering for resale 1,297,322 shares of common stock under the registration statement of which this prospectus forms a part, which may or may not cover all of the shares we ultimately sell to the Selling Stockholder under the Purchase Agreement. We will not issue more than an aggregate of 1,297,322 shares of common stock pursuant to this prospectus. The number of shares to be issued as set forth in this column is without regard for any of the limitations or restrictions under the Purchase Agreement.
(2)	The denominator of each percentage in this column is based on 3,947,781 shares of common stock outstanding as of August 29, 2025, adjusted to include the issuance of the number of shares set forth in the second column that we would have sold to the Selling Stockholder, assuming the average purchase price in the first column. The numerator of each percentage in this column is based on the number of shares issuable under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.
(3)	The closing sale price of the common stock on the NYSE American on August 29, 2025, less a 5% discount.

USE OF PROCEEDS

All of the common stock offered by the Selling Stockholder pursuant to this prospectus will be sold by the Selling Stockholder for its account. We will not receive any of the proceeds from these sales.

We may receive up to $10,000,000 in aggregate gross proceeds under the Purchase Agreement from sales of our common stock we may elect to make to the Selling Stockholder pursuant to the Purchase Agreement after the date of this prospectus. The net proceeds from sales, if any, under the Purchase Agreement, will depend in part on the frequency and prices at which we sell our common stock to the Selling Stockholder after the date of this prospectus. See the section entitled “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our common stock. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. See also “Risk Factors – Risks Related to Signing Day Sports Common Stock and Securities Convertible into Signing Day Sports Common Stock – We do not expect to declare or pay dividends on the Signing Day Sports common stock in the foreseeable future.” in Exhibit 99.1 to the August 2025 Current Report, which is incorporated by reference herein.

SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by the Selling Stockholder of any or all of the shares of common stock that may be issued by us to the Selling Stockholder under the Purchase Agreement. For additional information regarding the issuance of shares of common stock covered by this prospectus, see the section titled “The Purchase Agreement” above. We are registering the shares of common stock pursuant to the provisions of the Purchase Agreement we entered into with the Selling Stockholder on July 21, 2025 in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement, the Selling Stockholder has not had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years other than with respect to the ownership of these securities.

The table below presents information regarding the Selling Stockholder and the shares of common stock that it may offer from time to time under this prospectus, without regard to the Exchange Cap or the Beneficial Ownership Limitation. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of August 29, 2025. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the Selling Stockholder may offer under this prospectus, without regard to the Exchange Cap or the Beneficial Ownership Limitation. The Selling Stockholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of any of the shares. See “Plan of Distribution”.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the Selling Stockholder has voting and investment power. The percentage of shares of common stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 3,947,781 shares of common stock outstanding on August 29, 2025. Because the purchase price of the shares of common stock issuable under the Purchase Agreement is determined by the applicable VWAP for the applicable Advance, the number of shares that may actually be sold by the Company to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

	Common Stock Beneficially Owned Prior to this Offering			Common Stock Beneficially Owned After this Offering
Name	Number of Shares	Percentage of Outstanding Shares(1)	Number of Shares Being Offered	Number of Shares	Percentage of Outstanding Shares
Helena Global Investment Opportunities 1 Ltd.(2)	50,000	1.3%	1,297,322	—	—

(1)	Based on 3,947,781 shares of common stock issued and outstanding as of August 29, 2025.

(2)	Helena HoldCo Inc., incorporated under the laws of the Commonwealth of The Bahamas, solely owns Helena Global Investment Opportunities I Ltd. Jeremy Weech is the sole shareholder of Helena HoldCo Inc. and exercises voting and dispositive power of the securities held by Helena HoldCo Inc. The address of Helena Global Investment Opportunities 1 Ltd. is 71 Fort Street, 3rd Floor, Grand Cayman, Cayman Islands. The address of Helena HoldCo Inc. is Suite 205A, Saffrey Square, Bank Lane & Bay Street, P.O. Box N-9934, Nassau, Bahamas. We have been advised that the Selling Stockholder is not a broker-dealer or an affiliate of a broker-dealer.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus are being offered by the Selling Stockholder. The shares of common stock may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the registration statement of which this prospectus forms a part is declared effective by the SEC;

●	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Stockholder may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Stockholder may engage one or more registered broker-dealers to effectuate resales, if any, of such common stock that it may acquire from us. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder has informed us that each such broker-dealer it engages to effectuate resales of our common stock on its behalf, may receive commissions from the Selling Stockholder for executing such resales for the Selling Stockholder and, if so, such commissions will not exceed customary brokerage commissions.

The Selling Stockholder has represented to us that there are no existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock offered by this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of common stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of common stock sold by the Selling Stockholder.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including with respect to any compensation paid or payable by the Selling Stockholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Stockholder, and any other related information required to be disclosed under the Securities Act. We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the common stock covered by this prospectus by the Selling Stockholder.

We also have agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities in connection with the offering of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities, or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholder specifically for use in this prospectus or any misrepresentation, breach of any representation, warranty, covenant, agreement or obligation by or of the Selling Stockholder or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of common stock covered by this prospectus by the Selling Stockholder. As consideration for its irrevocable commitment to purchase our shares of common stock under the Purchase Agreement, we have issued to the Selling Stockholder 50,000 shares of common stock as Commitment Fee Shares in accordance with the Purchase Agreement. We have also paid to the Selling Stockholder $5,000 in cash as reimbursement for the reasonable, out-of-pocket expenses incurred by the Selling Stockholder, including the legal fees and disbursements of the Selling Stockholder’s legal counsel, in connection with its due diligence investigation of the Company and in connection with the preparation, negotiation and execution of the Purchase Agreement.

The Selling Stockholder has represented to us that neither the Selling Stockholder nor its affiliates had any open short position in the common stock, nor has the Selling Stockholder entered into any hedging transaction that establishes a net short position with respect to the common stock. The Selling Stockholder has agreed that during the term of the Purchase Agreement, neither the Selling Stockholder or any of its agents, representatives and affiliates may in any manner whatsoever enter into or effect, directly or indirectly, any (i) “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the Exchange Act) of the common stock (excluding transactions properly marked “short exempt”) or (ii) hedging transaction, which establishes a net short position with respect to the common stock during any time prior to the termination of the Purchase Agreement.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all common stock offered by this prospectus has been sold by the Selling Stockholder.

Our common stock is currently listed on the NYSE American under the symbol “SGN”.

LEGAL MATTERS

Certain legal matters relating to the offering and sale of the securities offered hereby will be passed upon for us by Bevilacqua PLLC.

EXPERTS

The financial statements of the Company as of and for the fiscal years ended December 31, 2024 and 2023 have been incorporated by reference into this prospectus in reliance upon the report of BARTON CPA PLLC, an independent registered public accounting firm, appearing therein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of One Blockchain (formerly known as BV Power Alpha LLC) as of December 31, 2024 (successor) and 2023 (predecessor), the related statements of income, statements of members’ equity, and statements of cash flows for the successor period from February 8, 2024 to December 31, 2024, the predecessor period from January 1, 2024 to February 7, 2024, and the year ended December 31, 2023 (predecessor), have been audited, and the financial statements of One Blockchain as of June 30, 2025 (successor) and December 31, 2024 (successor), and for the three months ended June 30, 2025 and 2024 (successor) and six months ended June 30, 2025 (successor), and period from February 8, 2024 to June 30, 2024 (successor), and period from January 1, 2024 to February 7, 2024 (predecessor) have been reviewed, by Berkowitz Pollack Brant Advisors + CPAs, an independent registered public accounting firm, as stated in their reports thereon and included in this prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE

Available Information

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is https://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at https://www.ir.signingdaysports.com. Information accessible on or through our website is not a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and the securities that we are offering. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), including after the date of the initial registration statement of which this prospectus forms a part was filed and prior to effectiveness of the registration statement of which this prospectus forms a part, until the offering of the securities under the registration statement of which this prospectus forms a part is terminated:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 11, 2025, as amended by Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on August 6, 2025;

●	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed with the SEC on August 12, 2025;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 15, 2025, as amended by Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on August 6, 2025;

●	our Current Reports on Form 8-K (and any amendments thereto on Form 8-K/A) filed with the SEC on January 29, 2025, January 30, 2025, January 30, 2025, February 4, 2025, February 20, 2025, March 4, 2025, April 18, 2025, May 28, 2025, July 22, 2025, July 31, 2025, August 25, 2025, and August 29, 2025 (other than information furnished and not filed); and

●	the description of the common stock which is contained in the Company’s Registration Statement on Form 8-A filed with the SEC on November 9, 2023 (File No. 001-41863) pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement made in a document incorporated by reference into this prospectus or any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus or such prospectus supplement to the extent that a statement contained in this prospectus or such prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or such prospectus supplement.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to Signing Day Sports, Inc., Attn: Secretary, 8355 East Hartford Rd., Suite 100, Scottsdale, AZ 85255, or by calling us at (480) 220-6814.

Signing Day Sports, Inc.

Up to 1,297,322

Shares of Common Stock

PROSPECTUS

_______, 2025

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Unless the context indicates otherwise, “we,” “us,” “our,” “Signing Day Sports,” “the Company,” “our company” and similar references in this “Part II. Information Not Required in the Prospectus” refer to the operations of Signing Day Sports, Inc., a Delaware corporation.

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts, commissions and non-accountable expense allowance, payable by us in connection with the sale of shares of the Company’s common stock, par value $0.0001 per share (“common stock”), being registered. All amounts, other than the registration fee of the Securities and Exchange Commission (“SEC”), are estimates. We will pay all these expenses.

Amount
SEC registration fee	$289.99
Legal fees and expenses	50,000
Accounting fees and expenses	20,000
Transfer agent fees and expenses	20,000
Miscellaneous	10,000
Total	$100,289.99

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Second Amended and Restated Certificate of Incorporation of the Company authorizes the Company to indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The Second Amended and Restated Bylaws of the Company (as amended, the “Second Amended and Restated Bylaws”), require that we indemnify our directors and executive officers to the fullest extent permitted by law, provided that we may modify the extent of such indemnification by individual contracts with directors and executive officers, and also provided that we are not required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by our board of directors, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL or any other applicable law, or (iv) such indemnification is required to be made under the indemnification rights enforcement provision of the Second Amended and Restated Bylaws. Our obligation, if any, to indemnify any person pursuant to the Second Amended and Restated Bylaws who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

The Second Amended and Restated Bylaws also provide for advancement of expenses to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or executive officer of the Company, or is or was serving at the request of the Company as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses actually and reasonably incurred by any director or executive officer in defending such proceeding, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses. Notwithstanding the foregoing, generally no advance shall be made by the Company to an executive officer of the Company (except by reason of the fact that such executive officer is or was a director of the Company) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of a quorum consisting of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the Company’s interest. The Company’s obligation, if any, to indemnify any person pursuant to the Second Amended and Restated Bylaws who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity. The Second Amended and Restated Bylaws also permit the Company to indemnity its other officers, employees and other agents as set forth in the DGCL. The board of directors has the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the board of directors shall determine.

We have also separately entered into an indemnification agreement with each of our directors and executive officers. Each indemnification agreement provides for indemnification to the fullest extent permitted by law, including: (i) all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or executive officer, or on their behalf, in connection with any proceeding other than proceedings by or in the right of the Company or any claim, issue or matter therein, if the director or executive officer acted in good faith and in a manner the director or executive officer reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe the director or executive officer’s conduct was unlawful; (ii) all expenses actually and reasonably incurred by a director or executive officer, or on their behalf, in connection with a proceeding by or in the right of the Company if the director or executive officer acted in good faith and in a manner the director or executive officer reasonably believed to be in or not opposed to the best interests of the Company, provided that if applicable law so provides, no indemnification against such expenses shall be made in respect of any claim, issue or matter in such proceeding as to which the director or executive officer shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made; (iii) to the extent that a director or executive officer is, by reason of the director or executive officer’s director or executive officer status, a party to and is successful, on the merits or otherwise, in any proceeding, including by dismissal of such proceeding with or without prejudice, then the director or executive officer shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all expenses actually and reasonably incurred by the director or executive officer or on the director or executive officer’s behalf in connection therewith; and (iv) all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or executive officer or on a director or executive officer’s behalf if, by reason of the director or executive officer’s status as a director or executive officer, the director or executive officer is, or is threatened to be made, a party to or participant in any proceeding (including a proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of the director or executive officer, except where the payment is finally determined (under the procedures, and subject to the presumptions, set forth in the indemnification agreements) to be unlawful. The Company shall also advance all such expenses incurred by or on behalf of each director or executive officer in connection with any of the above proceedings by reason of the director or executive officer’s director or executive officer status within 30 days after the receipt by the Company of a statement or statements from the director or executive officer requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the director or executive officer and shall include or be preceded or accompanied by a written undertaking by or on behalf of the director or executive officer to repay any expenses advanced if it shall ultimately be determined that the director or executive officer is not entitled to be indemnified against such expenses. Any advances and undertakings to repay shall be unsecured and interest free. The indemnification agreements also provide for payments by the Company for the entire amount of any judgment or settlement of any action, suit or proceeding in which it is liable or would be liable if joined in such action, subject to the other terms and provisions of the indemnification agreements, and certain other indemnification and payment obligations. The indemnification agreements also provide that if we maintain a directors’ and officers’ liability insurance policy, that each director and executive officer will be covered by the policy to the maximum extent of the coverage available for any of the Company’s directors or executive officers.

We have obtained standard directors and officers liability insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the indemnification agreements described above or otherwise as a matter of law.

The underwriting agreement with the underwriters of the Company’s initial public offering provides for indemnification, under certain circumstances, by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), or otherwise.

The Business Combination Agreement, dated as of May 27, 2025, among the Company, BlockchAIn Digital Infrastructure, Inc. (“BlockchAIn”), One Blockchain LLC, BCDI Merger Sub I Inc., and BCDI Merger Sub II LLC (the “Business Combination Agreement”), provides that rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company under the Company’s certificate of incorporation and bylaws, as amended, or any indemnification, employment or other similar agreements between any of the directors or officers of the Company and the Company that were in effect on the date of the Business Combination Agreement, shall survive the Closing (as defined in the Business Combination Agreement) and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law (as defined in the Business Combination Agreement). For a period of one year after the Closing, BlockchAIn shall cause the Company’s certificate of incorporation and bylaws, as amended, to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to such current and former directors and officers of the Company than are set forth as of the date of the Business Combination Agreement in the Company’s certificate of incorporation and bylaws, as amended, to the extent permitted by applicable Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

(a) Exhibits.

Exhibit No.	Description
2.1	Business Combination Agreement, dated as of May 27, 2025, among Signing Day Sports, Inc., BlockchAIn Digital Infrastructure, Inc., One Blockchain LLC, BCDI Merger Sub I Inc., and BCDI Merger Sub II LLC* (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on May 28, 2025)
4.1	Second Amended and Restated Certificate of Incorporation of Signing Day Sports, Inc. (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed on March 29, 2024)
4.2	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of Signing Day Sports, Inc. filed with the Secretary of State of the State of Delaware on November 15, 2024 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on November 18, 2024)
4.3	Second Amended and Restated Bylaws of Signing Day Sports, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed on May 15, 2023)
4.4	Amendment No. 1 to the Second Amended and Restated Bylaws of Signing Day Sports, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on December 8, 2023)
4.5	Purchase Agreement, dated as of July 21, 2025, between Signing Day Sports, Inc. and Helena Global Investment Opportunities 1 Ltd. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 22, 2025)
4.6	Placement Agency Agreement, dated as of July 21, 2025, between Signing Day Sports, Inc. and Maxim Group LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on July 22, 2025)
4.7	Limited Waiver Agreement, dated as of August 18, 2025, between Signing Day Sports, Inc. and Helena Global Investment Opportunities 1 Ltd. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K/A filed on August 29, 2025)
5.1**	Opinion of Bevilacqua PLLC
23.1**	Consent of BARTON CPA PLLC as to its audit report relating to the financial statements of Signing Day Sports, Inc.
23.2**	Consent of Berkowitz Pollack Brant Advisors + CPAs as to its audit report and review report relating to the financial statements of One Blockchain LLC (formerly known as BV Power Alpha LLC)
23.3**	Consent of Bevilacqua PLLC (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on the signature page of this registration statement)
107**	Calculation of Filing Fee Table

*	Annexes, schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted annexes, schedules and exhibits upon request by the SEC.
**	Filed herewith.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that: paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on August 29, 2025.

Signing Day Sports, Inc.

By:	/s/ Daniel Nelson
Daniel Nelson
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Daniel Nelson and Damon Rich as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any or all amendments (including pre- and post-effective amendments) to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel Nelson	Chief Executive Officer (principal executive officer),	August 29, 2025
Daniel Nelson	Chairman, and Director

/s/ Damon Rich	Chief Financial Officer (principal financial officer )	August 29, 2025
Damon Rich	and principal accounting officer

/s/ Jeffry Hecklinski	President and Director	August 29, 2025
Jeffry Hecklinski

/s/ Greg Economou	Director	August 29, 2025
Greg Economou

/s/ Roger Mason Jr.	Director	August 29, 2025
Roger Mason Jr.

/s/ Peter Borish	Director	August 29, 2025
Peter Borish